Exhibit 5

Execution Copy

FIRST AMENDMENT TO
PARTICIPATION AGREEMENT

This FIRST AMENDMENT TO PARTICIPATION AGREEMENT, dated as of August 17, 2017 (this “Amendment”), is entered into by and among CENTRE LANE PARTNERS MASTER CREDIT FUND II, L.P., a Delaware limited partnership, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”), the Lenders (as hereinafter defined), WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I, a Delaware limited partnership (“SCV I”), WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P., a Delaware limited partnership (“SCV”) and WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD., a Cayman Islands company (“SCVOF”; each of SCV I, SCV and SCVOF, a “Participant” and collectively, the “Participants”).

RECITALS

A.       Reference is made to that certain Senior Secured Credit Agreement, dated as of June 16, 2017, by and among Global Power Equipment Group Inc., as borrower (the “Borrower”), the lenders party thereto (the “Lenders”) and the Administrative Agent, as amended by the First Amendment to Senior Secured Credit Agreement, dated as of August 17, 2017 (as may be further amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”).

B.       The Administrative Agent, the Lenders and the Participants are parties to that certain Participation Agreement, dated as of June 16, 2017 (as may be amended, amended and restated, supplemented or modified from time to time, the “Participation Agreement”).

C.       The Administrative Agent, the Lenders and the Participants desire to amend the terms of the Participation Agreement in the manner and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
Definitions

Section 1.1.         Certain Definitions. Capitalized terms used herein but not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Participation Agreement and the Credit Agreement, as applicable.

ARTICLE II
Amendments

Section 2.1.         Amendments to Participation Agreement.

(a)               Section 2(a) of the Participation Agreement shall be deleted in its entirety and replaced with the following:

“(a) Each Participant hereby agrees and is hereby obligated to purchase, and the Lenders hereby agree to sell to each Participant, at par value, a pro-rata share of a non-voting participation interest in the Initial Loans and the First-Out Loans in the aggregate principal amount set forth on Schedule I hereto (each, a “Participation Interest” and in the aggregate, the “Participation Interests”). Each Participant shall pay to the Lenders the purchase price set forth opposite such Participant’s name on Schedule I hereto with respect to each Participant’s Participation Interest in the Initial Loans (the “Initial Purchase Price”) and the First-Out Loans (the “First-Out Purchase Price”); provided, however, that the parties hereby agree that for administrative convenience, the Lenders have directed each Participant, and each Participant has agreed, to wire to the Borrower pursuant to wire instructions set forth below (i) the Initial Purchase Price payable by such Participant on the Closing Date and (ii) the First-Out Purchase Price payable by such Participant on the First Amendment Effective Date.

Bank Name: Wells Fargo Bank, N.A.

ABA #: 121000248

Account Name: Global Power Equipment Group Inc. Main Master Account

Account #: 4493290985

(b)               Schedule I attached to the Participation Agreement shall be deleted and replaced in its entirety by Schedule I attached hereto.

ARTICLE III
Miscellaneous

Section 3.1.         Reference to and Effect on the Participation Agreement.

(a)               On and after the date hereof, each reference in the Participation Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Participation Agreement after giving effect to this Amendment.

(b)               Except as specifically amended by this Amendment, the Participation Agreement shall remain in full force and effect and are hereby ratified and confirmed.

(c)               The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent, any Lender or any Participant under the Participation Agreement.

(d)       The amendments to the Participation Agreement set forth herein shall be deemed by the parties to have effect from and after the First Amendment Effective Date.

Section 3.2.        Headings. The headings in this Amendment are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Amendment.

Section 3.3.        Governing Law. This Amendment, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

Section 3.4.         Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

Section 3.5.         Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 3.6.         Binding Effect. This Amendment will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.

[Remainder of page intentionally left blank; signatures on following pages.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or officer or manager of its general partner, as of the day and year first above written.

CENTRE LANE PARTNERS MASTER CREDIT FUND II, L.P.,

as Administrative Agent and as a Lender

By: /s/ Luke Gosselin______________________

Name: Luke Gosselin

Title: Managing Director

CENTRE LANE PARTNERS IV, L.P.,
as Lender

By: /s/ Quinn Morgan_____________________

Name: Quinn Morgan
Title: Managing Director

[Signature Page to First Amendment to Participation Agreement]

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I,

as a Participant

By: /s/ Nelson Obus_______________________

Name: Nelson Obus

Title: Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.,

as a Participant

By: /s/ Nelson Obus_______________________

Name: Nelson Obus

Title: Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.,

as a Participant

By: /s/ Nelson Obus_______________________

Name: Nelson Obus

Title: President